Exhibit 99.1

1111 South Arroyo Parkway 91105 PO Box 7084 Pasadena, California 91109-7084 1.626.578.3500 Fax 1.626.568.7144

Press Release

FOR IMMEDIATE RELEASE	July 26, 2010

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Earnings

for the Third Quarter of Fiscal 2010

PASADENA, CALIF — Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the third quarter of fiscal 2010 ended July 2, 2010.

Third Quarter Fiscal 2010 Highlights:

•	Net earnings for the quarter of $19.0 million;

•	Diluted EPS for the quarter of $0.15;

•	Net earnings for the nine months ended July 2, 2010 of $169.0 million;

•	Diluted EPS for the nine months ended July 2, 2010 of $1.35;

•	Results include an after-tax litigation charge of $60.3 million, or $0.48 per diluted share; and,

•	Backlog of $13.5 billion.

Jacobs reported today net earnings of $19.0 million, or $0.15 per diluted share, on revenues of $2.5 billion for its third quarter of fiscal 2010 ended July 2, 2010. Excluding the effects of the litigation charge discussed below, net earnings and earnings per diluted share were $79.3 million and $0.63, respectively. These results compare to net earnings of $94.9 million, or $0.76 per diluted share, on revenues of $2.7 billion for the corresponding period last year.

For the nine months ended July 2, 2010, Jacobs reported net earnings of $169.0 million, or $1.35 per diluted share, on revenues of $7.6 billion. Excluding the effects of the litigation charge and the Houston sublease discussed below, net earnings and earnings per diluted share were $235.1 million and $1.87, respectively. These results compare to net earnings of $320.5 million, or $2.58 per diluted share, on revenues of $8.9 billion for the same period in fiscal 2009.

During the third quarter of fiscal 2010, the Company recorded a $93.3 million pre-tax charge as a result of the previously-announced, unfavorable court judgment it received relating to a waste incineration project in France for the SIVOM de Mulhousienne (“SIVOM”). The SIVOM project was performed by a consortium of contractors that was led by one of Jacobs’ subsidiaries under a contract that was entered into in 1996, prior to the acquisition of that subsidiary by Jacobs. Net of the effects on the Company’s incentive bonus plan and income taxes, the judgment resulted in a net, after-tax charge to earnings of approximately $60.3 million, or $0.48 per diluted share.

The cash impact of the judgment is estimated to be approximately $61.4 million; however, this amount is subject to change based on the timing of and interest due on any cash payments that the parties will make to each other. The Company intends to appeal the judgment against it.

Also included in the Company’s results of operations for the nine months ended July 2, 2010 is an after-tax charge of $5.8 million, or $0.04 per diluted share, recorded in the first quarter of fiscal 2010, relating to the Company ceasing use of one of its offices located in Houston, Texas, and entering into a sublease for the entire property.

Jacobs also announced backlog totaling $13.5 billion at July 2, 2010, including a technical professional services component of $7.8 billion. This compares to total backlog and technical professional services backlog of $15.8 billion and $8.4 billion, respectively, at July 3, 2009.

Commenting on the results for the second quarter, Jacobs President and CEO Craig L. Martin stated, “Absent the disappointing result from our litigation in France, we had a successful quarter. Our project execution was good and our outlook remains guardedly positive going forward.”

Commenting on the Company’s earnings outlook for the remainder of fiscal 2010, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “Excluding the impact of the litigation in France in the third quarter and the Houston sublease in the first quarter, the guidance for fiscal year 2010 is being narrowed from the previous range of $2.15 to $2.65 to a revised range of $2.30 to $2.65.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, July 27, 2010, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through August 11, 2010. The dial-in number for the audio replay is 719.457.0820 (access code 8754521).

Jacobs is one of the world’s largest and most diverse providers of technical, professional, and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2009 Form 10-K, and in particular the discussions contained under Item 1 – Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended		Nine Months Ended
	July 2, 2010	July 3, 2009	July 2, 2010	July 3, 2009
Revenues	$2,507,725	$2,706,724	$7,572,484	$8,914,829
Costs and Expenses:
Direct costs of contracts	(2,235,537)	(2,334,861)	(6,587,906)	(7,701,923)
Selling, general, and administrative expenses	(227,105)	(225,189)	(704,010)	(714,476)

Operating Profit	45,083	146,674	280,568	498,430

Other (Expense) Income:
Interest income	1,974	2,465	3,608	9,656
Interest expense	(8,174)	(402)	(9,491)	(2,428)
Miscellaneous expense, net	(1,644)	(670)	(3,138)	(5,382)

Total other income (expense), net	(7,844)	1,393	(9,021)	1,846

Earnings Before Taxes	37,239	148,067	271,547	500,276
Income Tax Expense	(17,999)	(53,381)	(102,339)	(180,303)

Net Earnings of the Group	19,240	94,686	169,208	319,973
Net (Income) Loss Attributable to Noncontrolling Interests	(197)	214	(228)	564

Net Earnings Attributable to Jacobs	$19,043	$94,900	$168,980	$320,537

Earnings Per Share (“EPS”):
Basic	$0.15	$0.77	$1.36	$2.61
Diluted	$0.15	$0.76	$1.35	$2.58

Weighted Average Shares Used to Calculate EPS:
Basic	124,328	122,953	123,959	122,593
Diluted	125,967	124,748	125,615	124,359

The financial statement presentation above for fiscal 2009 has been modified to reflect net earnings (loss) attributable to the Company and the noncontrolling interests in its consolidated subsidiaries as required by FASB Accounting Standards Codification 810-10-45-19 through 20 which became effective for the Company October 3, 2009.

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Other Operational Information (in thousands):

	Three Months Ended		Nine Months Ended
	July 2, 2010	July 3, 2009	July 2, 2010	July 3, 2009
Revenues by Major Component:
Technical professional services	$1,280,117	$1,346,100	$3,844,900	$4,266,437
Field services	1,227,608	1,360,624	3,727,584	4,648,392

Total	$2,507,725	$2,706,724	$7,572,484	$8,914,829

Depreciation (pre-tax)	$14,937	$16,911	$48,202	$50,081

Capital Expenditures	$17,857	$10,469	$41,229	$46,778

Selected Balance Sheet and Backlog Information (in thousands):

	July 2, 2010	July 3, 2009
Balance Sheet Information:
Cash and cash equivalents	$941,680	$1,059,470
Working capital	1,406,503	1,466,729
Total debt	94,127	47,805
Stockholders’ equity	2,817,792	2,620,289

Backlog Information:
Technical professional services	$7,793,200	$8,390,200
Field services	5,662,500	7,413,500

Total	$13,455,700	$15,803,700

Stockholders’ equity at July 3, 2009 has been adjusted to reflect the inclusion of noncontrolling interests in equity as required by FASB Accounting Standards Codification 810-10-45-16 which became effective for the Company October 3, 2009.

Non-GAAP Results and Financial Statement Elements Reconciled to GAAP Equivalents:

The following table reconciles the Company’s non-GAAP results of operations to its GAAP results for those elements of the Company’s consolidated results of operations affected by the charges for the SIVOM litigation and Houston sublease (dollars in thousands, except earnings per share information):

For the three months ended July 2, 2010:

Element	Non-GAAP Values	Effect of the Litigation	GAAP Values
Revenue	$2,533,619	$(25,894)	$2,507,725
Direct cost of contracts	$(2,176,896)	$(58,641)	$(2,235,537)
Selling, general, and administrative expenses	$(233,468)	$6,363	$(227,105)
Operating profit	$123,255	$(78,172)	$45,083
Net interest income (expense)	$2,525	$(8,725)	$(6,200)
Earnings (loss) before taxes	$124,136	$(86,897)	$37,239
Income tax (expense) benefit	$(44,619)	$26,620	$(17,999)
Net earnings (loss) attributable to Jacobs	$79,320	$(60,277)	$19,043
Earnings per share (diluted)	$0.63	$(0.48)	$0.15

For the nine months ended July 2, 2010:

Element	Non-GAAP Values	Effect of the Litigation and the Houston Sublease	GAAP Values
Revenue	$7,598,378	$(25,894)	$7,572,484
Direct cost of contracts	$(6,529,265)	$(58,641)	$(6,587,906)
Selling, general, and administrative expenses	$(701,273)	$(2,737)	$(704,010)
Operating profit	$367,840	$(87,272)	$280,568
Net interest income (expense)	$2,842	$(8,725)	$(5,883)
Earnings (loss) before taxes	$367,544	$(95,997)	$271,547
Income tax (expense) benefit	$(132,235)	$29,896	$(102,339)
Net earnings (loss) attributable to Jacobs	$235,081	$(66,101)	$168,980
Earnings per share (diluted)	$1.87	$(0.52)	$1.35

“GAAP” means those accounting principles generally accepted in the United States.

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